                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12

                       Navistar International Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

INTERNATIONAL LOGO

                         NAVISTAR INTERNATIONAL CORPORATION
                                 4201 Winfield Road
                                   P. O. Box 1488
                             Warrenville, Illinois 60555

NOTICE OF 2002 ANNUAL MEETING OF SHAREOWNERS
TO BE HELD TUESDAY, FEBRUARY 19, 2002

To Our Shareowners:

     You are cordially invited to attend Navistar International Corporation's 2002 Annual Meeting of Shareowners. This year's meeting will be held at the Wyndham Lisle Hotel, 3000 Warrenville Road, Lisle, Illinois on Tuesday, February 19, 2002 at 11:00 a.m. (Central Standard Time).

     The purposes of the Annual Meeting are:

     - To elect 3 directors; and

     - To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Shareowners of record at the close of business on January 4, 2002 are entitled to notice of and to vote at this meeting.

     YOUR VOTE IS IMPORTANT. Whether you plan to attend the meeting or not, we urge you to vote your shares either by using a toll-free telephone number or by signing and mailing the enclosed proxy card in the envelope provided. Instructions regarding both methods of voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.
                                          By Order of the Board of Directors

                                          /s/Robert J. Perna
                                          Robert J. Perna
                                          Secretary
                                          January 17, 2002

                               TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING....................................    COVER

INFORMATION ABOUT THE ANNUAL MEETING........................      1

INFORMATION ABOUT VOTING....................................      1
     Quorum Requirements....................................      1
     Required Vote..........................................      2
     Other Matters..........................................      2

ELECTION OF DIRECTORS.......................................      2

BOARD MEETINGS AND COMMITTEES...............................      4

DIRECTORS' COMPENSATION.....................................      5

NAVISTAR COMMON STOCK OWNERSHIP BY DIRECTORS AND OFFICERS...      7

PERSONS OWNING MORE THAN 5% OF NAVISTAR COMMON STOCK........      8

AUDIT COMMITTEE REPORT......................................      9

EXECUTIVE COMPENSATION......................................     10
     Committee on Compensation and Governance Executive
      Compensation Report...................................     10
     Performance Graph......................................     13
     Executive Compensation Tables..........................     14
     Termination Arrangements...............................     16
     Retirement Plans.......................................     16
     Certain Related Transactions...........................     19

OTHER INFORMATION...........................................     20
     Annual Report..........................................     20
     Householding Information...............................     20
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................     20
     Independent Public Accountants.........................     20
     Proxy Solicitation.....................................     21
     Shareowner Proposals for the 2003 Annual Meeting.......     21

                                PROXY STATEMENT

                       Navistar International Corporation
                               4201 Winfield Road
                          Warrenville, Illinois 60611

                      INFORMATION ABOUT THE ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Navistar International Corporation, a Delaware corporation, for use at the 2002 Annual Meeting of Shareowners and at any meeting following postponement or adjournment thereof. The meeting will be held at the Wyndham Lisle Hotel, 3000 Warrenville Road, Lisle, Illinois on Tuesday, February 19, 2002 at 11:00 a.m. (Central Standard Time). This Proxy Statement summarizes information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission and is designed to assist you in voting your shares. On or about January 17, 2002, we began sending these proxy materials to all shareowners of record at the close of business on January 4, 2002.

                            INFORMATION ABOUT VOTING

     Shareowners of record can vote in person at the Annual Meeting or by proxy. There are two ways to vote by proxy:

     -- By Telephone -- If you hold your shares in your own name rather than through a broker, you can vote by telephone by calling the toll-free number listed on the proxy card. Please see your proxy card for specific instructions.

     -- By Mail -- You can vote by mail by signing, dating and mailing the enclosed proxy card.

     If you hold your shares through a bank, broker, or other record holder, you may vote your shares by following the instructions they have provided.

     By voting by proxy, you will direct the individuals named on the card (your "proxies") to vote your shares at the Annual Meeting in the manner you indicate. The persons named as proxies were selected by the Board of Directors and are either directors or officers of the Company or both. If you sign and return the card without indicating your instructions, then the designated proxies will vote your shares "FOR" the election of all three nominees for director.

     You may revoke or change your proxy at any time before it is exercised by sending a written revocation to the Company's Secretary, by providing a later dated proxy, by voting by telephone at a later time, or by attending the Annual Meeting and voting in person.

     You may have your votes kept confidential by so indicating in the designated place on the proxy card or when prompted during telephone voting. If you are a participant in the Company's 401(k) Retirement Savings Plan, 401(k) Plan for Represented Employees, or Retirement Accumulation Plan, the proxy card will represent the number of shares allocated to your account under the Plan and will serve as a direction to the Plan's trustee as to how the shares in your account are to be voted.

     Holders of record of Navistar's Common Stock at the close of business on January 4, 2002 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were outstanding 59,917,020 shares of Common Stock. You are entitled to one vote per share, exercisable in person or by proxy, with respect to all matters to come before the Annual Meeting.

QUORUM REQUIREMENTS

     A quorum is necessary to hold a valid meeting. Under the Company's By-Laws at least one-third of the Company's Common Stock must be represented at the Annual Meeting, whether in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker "non-vote" occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

REQUIRED VOTE

     Directors are elected by a plurality vote of shares present (in person or by proxy) at the meeting, meaning that the three nominees for director receiving the highest number of votes will be elected. Abstentions and broker "non-votes" are not counted in determining the number of shares voted for or against any nominee for director.

OTHER MATTERS

     The Board of Directors does not know of any other matters that will be presented at the Annual Meeting other than the proposal discussed in this Proxy Statement. If any other matter properly comes before the Annual Meeting, your proxies will vote your shares in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

                             ELECTION OF DIRECTORS

     Our Board of Directors currently has 12 members, who are divided into three classes (Class I, Class II, and Class III). One class is elected at each Annual Meeting of shareowners to serve for a three-year term.

     Three directors will be elected at the Annual Meeting to serve as Class III directors for a three-year term beginning at this Annual Meeting and expiring at our Annual Meeting in the year 2005. The Board of Directors has nominated John
D. Correnti, Allen J. Krowe, and William F. Patient for election as Class III directors. Each nominee is presently a director of the Company. Your proxies will vote your shares FOR the nominees, unless you instruct otherwise. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her death, resignation or retirement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

     The Company expects each nominee to be able to serve. If a nominee is unavailable for election, the Board may choose another nominee and your proxies will then vote your shares for that nominee or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. The Board has authority under the Company's By-Laws to fill vacancies and to increase and decrease its size.

     The Board's retirement policy provides for directors' retirement prior to the first Annual Meeting of shareowners, which is held after the date they attain age 70. Mr. William F. Andrews, currently a Class III director, will have attained age 70 prior to the Annual Meeting and will retire from the Board of Directors. Mr. William F. Patient, currently a Class II director, has been nominated to serve as a Class III director in Mr. Andrews place. As a result, effective upon the election of the Class III directors at the Annual Meeting, the number of directors of the Company will be reduced to 11 and the number of Class II directors will be reduced to 3. The number of Class I and Class III directors will remain unchanged. In the event Mr. Patient is not elected as a Class III director, he will continue to serve the remainder of his current term as a Class II director, the number of Class II directors will remain fixed at 4, and the total number of directors of the Company will be reduced to 11.

     If you want to recommend a director candidate, you may do so in accordance with the Company's By-Laws that require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the By-Laws provisions by writing the Company's Secretary, 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555.

     The following are brief biographies of each of the nominees and the other directors whose terms of office will continue after the Annual Meeting.

NOMINEES FOR CLASS III DIRECTORS WHOSE TERMS EXPIRE 2005

     JOHN D. CORRENTI, 54, director since 1994. He is Chairman of the Board and Chief Executive Officer of Birmingham Steel Corporation, a manufacturer of steel and steel products, since 1999. Mr. Correnti served as Chief Executive Officer, President and Vice Chairman of Nucor Company, a mini mill manufacturer of steel products, from 1996 to 1999, and as its President and Chief Operating Officer and as a director from 1991 to 1996. He is a director of Corrections Corporation of America and the Steel Manufacturers Association. Committees: Audit and Compensation and Governance.

     ALLEN J. KROWE, 69, director since 1997. He retired as Vice Chairman of the Board of Texaco Inc., a global energy company, in 1997, a position he had held since 1993. From 1988 to 1995 he served as Chief Financial Officer of Texaco. He is a director of the University of Maryland Foundation, PPG Industries, Inc. and IBJ Whitehall Bank and Trust Company. Committees: Audit (Chair), Executive, and Finance.

     WILLIAM F. PATIENT, 67, director since 1996. Mr. Patient is the retired Chairman of the Board and Chief Executive Officer of The Geon Company, positions he held from 1993 until his retirement in 1999. The Geon Company manufactures polyvinyl chloride (PVC) resins and compounds, which are used in a wide variety of applications, including household appliances, business machines and construction products. He is Chairman of the Board of the Cleveland State University Foundation, director of Atlantic Extrusion Corp. and the University Hospital Health Systems, and a member of the Board of Trustees of Washington University. Committees: Audit and Compensation and Governance.

CLASS I DIRECTORS WHOSE TERMS EXPIRE 2003

     Y. MARC BELTON, 42, director since 1999. He is Senior Vice President of General Mills, Inc. and President of the "Big G" Division since 1999. General Mills, Inc. is engaged in the manufacture and marketing of consumer food products. From 1997 to 1999 he was President of the New Ventures Division. From 1994 to 1997 he was President, Snacks Division. He was named a Vice President of General Mills in 1991. He serves on the board of directors of Urban Ventures and the New Union in Minneapolis as well as the Board of Trustees of Northwestern College. He is also a member of the Executive Leadership Council and Co-Chairman of the Salvation Army Capital Campaign. Committees: Audit and Compensation and Governance.

     JERRY E. DEMPSEY, 69, director since 1984. He is the retired Chairman of the Board and Chief Executive Officer of PPG Industries, Inc., a diversified global manufacturer of glass, protective coatings and chemicals, a position he had held from 1993 to 1997. He is a director of Eastman Chemical Company and Birmingham Steel Corporation. He is a member of the Dean's Advisory Board for Clemson University's School of Engineering, Chairman of the President's Advisory Council, and Co-Chairman of the Commission on the Future of Clemson University. He serves as a Trustee of the Pittsburgh Theological Seminary and is a director of the Greenville Symphony. Committees: Compensation and Governance (Chair), Executive, and Finance.

     DR. ABBIE J. GRIFFIN, 47, director since 1998. She is a Professor of Business Administration at the University of Illinois, Urbana-Champaign since 1997. She was Associate Professor of Marketing and Production Management from 1993 to 1997 at the University of Chicago, Graduate School of Business.
Committees: Audit and Finance.

     ROBERT C. LANNERT, 61, director since 1990. He is Executive Vice President and Chief Financial Officer of Navistar since 1990. He is a director of DT Industries, Inc. and President of the Des Plaines Valley Council of the Boy Scouts of America.

CLASS II DIRECTORS WHOSE TERMS EXPIRE 2004

     MICHAEL N. HAMMES, 60, director since 1996. He is Chairman of the Board and Chief Executive Officer of Sunrise Medical Inc., which designs, manufacturers and markets home medical equipment worldwide, since January, 2000. He was Chairman of the Board and Chief Executive Officer of the Guide Corporation, an automotive lighting business, from 1998 to 2000. He was also Chairman of the Board and Chief Executive Officer of The Coleman Company, Inc., a manufacturer and distributor of camping and outdoor recreational products and hardware/home products, from 1993 to 1997. He is a member of the Board of Visitors of Georgetown University's School of Business. Committees: Compensation and Governance and Finance.

     JOHN R. HORNE, 63, director since 1990. He is Chairman of the Board of Directors since 1996, and President and Chief Executive Officer of Navistar since 1995. He was President and Chief Operating Officer of Navistar from 1990 to 1995. Mr. Horne is a director of the National Association of Manufacturers
(NAM), Intermet Corporation, Corrections Corporation of America, and Junior Achievement of Chicago (Chairman); is a member of the Board of Trustees of Taylor University in Upland, Indiana and the Manufacturers Alliance/MAPI; serves on the Mechanical Engineering Industrial Advisory Council for Purdue University; and is a member of the Conference Board, the Economic Club of Chicago and the Executives' Club of Chicago. Committee: Executive (Chair).

     SOUTHWOOD J. MORCOTT, 63, director since 2000. He retired as Chairman of the Board of Dana Corporation, a manufacturer and distributor of automotive and vehicular parts, in April 2000, a position he had held since 1990. He was Chief Executive Officer from 1989 to 1999 and President from 1986 to 1996 of Dana Corporation. He is a director of CSX Corporation, Phelps-Dodge Corporation and Johnson Controls, Inc. Committees: Compensation and Governance and Finance.

ADDITIONAL DIRECTOR

     In July 1993, the Company restructured its post-retirement health care and life insurance benefits pursuant to a settlement agreement, which required, among other things, the addition of a seat on the Company's Board of Directors. The director's seat is filled by a person appointed by the United Automobile, Aerospace & Agricultural Implement Workers of America (the "UAW"). This director is not part of the classes referred to above and is not standing for election by shareowners at the Annual Meeting.

     DAVID MCALLISTER, 46, director since November, 2001. He is Administrative Assistant to the UAW's Vice President since 1999. He was Administrative Assistant and Co-Director from 1998 to 1999, Associate Co-Director from 1996 to 1998 and Program Coordinator from 1989 to 1996, of the UAW-DaimlerChrysler National Training Center. He is a founding member of the Chelsea Civic Foundation and a member of the NAACP. Committees: Audit and Finance.

                         BOARD MEETINGS AND COMMITTEES

     In fiscal year 2001 the full Board met 10 times, one of which was an executive session to evaluate the performance of the Board. In addition, the Board's non-employee directors met 1 time in a regularly scheduled executive session to evaluate the performance of the Chief Executive Officer. All of the directors attended at least 75% of all the meetings of the Board and the committees on which he or she serves.

     The Board has 4 standing committees. Committee membership is noted for each director next to the director's name in the biographical section above.

     AUDIT COMMITTEE -- The Audit Committee is composed of 6 directors, none of whom is an employee of the Company. The Committee oversees the Company's financial reporting process on behalf of the Board. During 2001, the Committee reviewed the 2001 audit plans of the Company's independent public accountants and internal audit staff, reviewed the audit of the Company's accounts with the independent public accountants and the internal auditors, considered the adequacy of audit scope and reviewed and discussed with the auditors and management the auditors' reports. The Committee recommended to the Board the selection of the Company's independent public accountants. The Committee also reviewed environmental surveys and compliance activities for the Company's facilities and the expense accounts of principal executives. In fiscal year 2001, the Committee held 4 meetings.

     COMMITTEE ON COMPENSATION AND GOVERNANCE -- The Committee on Compensation and Governance is composed of 7 directors, none of whom are employees of the Company. The Committee recommends to the Board the election, responsibilities and compensation of all executive officers. The Committee also has responsibilities for the organization of the Board. The Committee reviews and makes recommendations to the Board concerning nominees for election as directors. Upon management's recommendation, the Committee also reviews basic changes to non-represented employees' base compensation and incentive and benefit plans. The Committee held 8 meetings in fiscal year 2001.

     EXECUTIVE COMMITTEE -- The Executive Committee is composed of 4 directors, three of whom are not employees of the Company. The Committee represents the Board between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board. The Committee held no meetings in fiscal year 2001.

     FINANCE COMMITTEE -- The Finance Committee is composed of 7 directors, none of whom are employees of the Company. The Committee reviews the Company's financing requirements; custody and management of assets which fund the pension and retirement savings plans of the Company's subsidiaries; procedures by which projections and estimates of revenues, expenses, earnings and cash flow are developed; dividend policy; and operating and capital expenditure budgets. The Committee also monitors the Company's relationship and communications with its lenders and its financial disclosure policy. In fiscal year 2001, the Committee held 5 meetings.

                            DIRECTORS' COMPENSATION

     Directors who are employees of the Company receive no fees for their service as directors. Directors who are not employees of the Company receive separate compensation for Board service. That compensation includes:

Annual Retainer:                          $50,000
Attendance Fees:                          $1,000 for each Board meeting
                                          $1,000 for each committee meeting
                                          Expenses related to attendance
Committee Chairman Additional             $3,000
  Retainer:
Stock Options:                            4,000 shares annually (The exercise
                                          price of these options is equal to the
                                          fair market value of Navistar's Common
                                          Stock on the first business day after
                                          the date of grant. The options expire
                                          10 years after the grant date.)

At least one-fourth of the annual retainer is paid in the form of restricted stock.

     Under the Company's Non-Employee Directors Deferred Fee Plan, directors may defer payment of fees in cash or in restricted stock. At the request of the UAW (the organization which elected Mr. McAllister to the Board), all of the cash portion of Mr. McAllister's annual retainer and attendance fees (together with a cash amount equal to the value of the restricted stock which otherwise would be payable to Mr. McAllister) is contributed to a trust created in 1993 pursuant to a restructuring of the Company's retiree health care benefits.

     Until 2002 all non-employee directors participated in the Company's non-employee Director's Retirement Fee Plan. The Plan provided for the payment of retirement fees to non-employee directors if they served on the Board for at least five years. The annual retirement fee was equal to a percentage of the annual retainer at the time of the director's retirement. Directors who joined the Board prior to 1994 received 100% of the annual retainer. Directors who joined the Board after that time received 50% of the annual retainer, which increased by 10% for each year of service beyond five years, with a maximum retirement fee of 100% of the annual retainer for ten years of service. Retirement fees were paid to the director and, upon his or her death, to the director's spouse. Payment began on the later of the director's retirement or age 65. Retirement fees continued for a period equal to the number of years the director served on the Board. However, in the event of the death of the director (or the director's spouse, if the director is survived by his or her spouse), retirement fees automatically terminated. A director's right to receive retirement fees vested automatically in the event of a change in control of the Company as defined in the retirement agreement.

     Effective December 31, 2001, the Board of Directors voted to terminate the Company's Non-Employee Directors' Retirement Fee Plan for all current and future directors. Upon termination, participant directors not presently receiving benefits became fully vested, and directors with less than 10 years of service were paid a lump sum payment equal to the present value of the accrued retirement benefits. All other Directors (Mr. Dempsey and Mr. Andrews) were given an option to have their accrued benefits frozen and retained in the plan for future payment, or to receive upon retirement a lump sum payment equal to the present value of the accrued retirement benefits. The right of previously retired Directors to receive benefits continues according to the Plan.

           NAVISTAR COMMON STOCK OWNERSHIP BY DIRECTORS AND OFFICERS

     This table shows how much Common Stock the executive officers and directors beneficially own as of November 30, 2001. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, and stock options exercisable within 60 days. Except as noted, the persons named in the table below have the sole voting and investment power with respect to all shares beneficially owned by them.

                                                                  NUMBER OF SHARES
                                                    --------------------------------------------
                                                                      OBTAINABLE                    PERCENT
                                                                     THROUGH STOCK                    OF
                   NAME/GROUP                       OWNED (1)(2)    OPTION EXERCISE      TOTAL       CLASS
                   ----------                       ------------    ---------------      -----      -------
William F. Andrews(3)...........................        3,180             12,250          15,430        *
Y. Marc Belton..................................        1,000              4,500           5,500        *
Robert A. Boardman..............................       41,282             86,500         127,782        *
John D. Correnti................................        3,528             13,000          16,528        *
Jerry E. Dempsey................................        3,080             14,250          17,330        *
Dr. Abbie Griffin...............................        1,280              6,500           7,780        *
Michael N. Hammes...............................        1,860             10,500          12,360        *
John R. Horne...................................      319,985            523,600         843,585      1.4
J. Steven Keate.................................       32,575            105,832         138,407        *
Allen J. Krowe..................................       14,644              8,500          23,144        *
Robert C. Lannert...............................      110,850(4)         317,407         428,257        *
David McAllister................................            0                  0               0        *
Southwood J. Morcott............................        2,280              2,500           4,780        *
William F. Patient..............................        6,311             10,500          16,811        *
Daniel C. Ustian................................       58,638            117,891         176,529        *
All Directors and Executive Officers as a
  Group.........................................      814,469          1,744,418       2,558,887      4.3

---------------
* Percentage of shares beneficially owned does not exceed one percent.

(1) Includes shares over which there is shared voting and investment power as follows: Mr. Belton -- 560 shares; Directors and Executive Officers as a Group -- 1,475 shares.

(2) The number of shares shown for each executive officer (and all executive officers as a group) includes the number of shares of Navistar Common Stock owned indirectly, as of December 31, 2001, by such executive officers in the Company's 401(k) Retirement Savings Plan and Retirement Accumulation Plan, as reported to us by the Plan trustee.

    Under our Stock Ownership Program executives may defer their cash bonus into deferred share units ("DSUs"). If an executive officer has elected to defer cash bonus, the number of shares shown for such executive officer includes these DSUs. These DSUs vest immediately (but may not settle within 60 days of December 31, 2001). The number of shares shown for each executive officer (and all executive officers as a group) also includes premium share units ("PSUs") that were awarded under the Stock Ownership Program. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded (but may not settle within 60 days of December 31, 2001).

    Under Navistar's Non-Employee Directors Deferred Fee Plan, directors may defer the portion of their retained fee payable in restricted stock. If a director has elected to defer this portion of the retained fee into phantom stock units, these phantom stock units are shown in this column. Under our Restoration Option Program executives may defer the receipt of shares of Navistar Common Stock due in connection with a restoration stock option exercise. If an executive has elected to defer receipt of these shares into phantom stock units, these phantom stock units are also shown in this column.

(3) Retires as a director on February 19, 2002.

(4) Amount shown includes 12,502 shares of Common Stock held by Mr. Lannert as trustee of a trust for the benefit of members of his family.

              PERSONS OWNING MORE THAN 5% OF NAVISTAR COMMON STOCK

     This table indicates, as of November 30, 2001, all persons we know to be beneficial owners of more than 5% of Company's Common Stock. This information is based on Schedule 13G reports filed with the U.S. Securities and Exchange Commission by each of the firms listed in the table below.

                                                                TOTAL AMOUNT
                                                                AND NATURE OF
                                                                 BENEFICIAL
                      NAME AND ADDRESS                            OWNERSHIP      PERCENT OF CLASS
                      ----------------                          -------------    ----------------
FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109.................................     8,861,770(A)          14.9%
Gabelli Asset Management, Inc.
One Corporate Center
Rye, New York 10580.........................................     5,662,561(B)           9.5%

---------------
(A) As reported in a Schedule 13G, as amended February 14, 2001, filed with the U.S. Securities and Exchange Commission by FMR Corp. ("FMR"), Edward C. Johnson, 3d, Chairman of FMR, Abigail P. Johnson, a Director of FMR, and Fidelity International Limited. It is reported in the Schedule 13G that (1) FMR has sole dispositive power with respect to 8,861,770 shares and sole voting power with respect to 2,665,146 shares, (2) Edward C. Johnson, 3d and Abigail P. Johnson each have sole dispositive power over these shares, and
    (3) these shares represented (a) 5,954,924 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to various investment companies ("Funds"), (b) 1,784,456 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts, and (c) 1,122,390 shares beneficially owned by Fidelity International Limited, a Bermuda joint stock company of which a partnership controlled by Mr. Johnson and his family members owns approximately 40% of the voting stock, as a result of acting as investment adviser to various non-U.S. investment companies and certain institutional investors. The voting power with respect to the 5,954,924 shares beneficially owned by Fidelity is held by the Board of Trustees of the various investment companies of which Fidelity is the investment advisor. FMR, Edward C. Johnson, 3d, and the Funds each has sole power to dispose of the 5,954,924 shares beneficially owned by Fidelity. Edward C. Johnson, 3d and FMR each has sole dispositive power over 1,784,456 shares and sole voting power over 1,542,756 shares beneficially owned by Fidelity Management Trust Company. FIL has sole voting power and sole dispositive power over the 1,122,390 shares owned by it.

(B) As reported in Schedule 13G, as amended, dated September 18, 2001, filed with the U.S. Securities and Exchange Commission by Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli International Limited, Gemini Capital Management LLC, and Gabelli Securities, Inc. It is reported in the 13G that these shares represented (a) 1,925,000 shares beneficially owned by Gabelli Funds, LLC, over which it has sole voting and dispositive power , (b) 3,650,561 shares beneficially owned by GAMCO Investors, Inc., over which it has sole voting and dispositive power, (c) 1,000 shares beneficially owned by Gabelli International Limited, over which it has sole voting and dispositive power, (d) 85,000 shares beneficially owned by Gemini Capital Management LLC, over which it has sole voting and dispositive power, and (e) 1,000 shares beneficially owned by Gabelli Securities Inc.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (under this heading, the "Committee") is composed of 6 directors who are neither officers nor employees of the Company, and who meet the independence requirements of the New York Stock Exchange. The Committee is governed by a written charter as approved by the Board of Directors. In accordance with its written charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal year 2001, the Committee met 4 times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended October 31, 2001 with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2001 for filing with the Securities and Exchange Commission.

                                          Audit Committee

                                          Allen J. Krowe, Chairperson
                                          Y. Marc Belton
                                          John D. Correnti
                                          Abbie J. Griffin
                                          David McAllister
                                          William F. Patient

                             EXECUTIVE COMPENSATION

COMMITTEE ON COMPENSATION AND GOVERNANCE EXECUTIVE COMPENSATION REPORT

INTRODUCTION

     The Board's Committee on Compensation and Governance (under this heading, the "Committee") establishes, administers, and monitors all compensation and benefit programs under which executive benefits are provided and compensation is paid or awarded to the Company's executive officers. Specifically the Committee reviews the performance of executive officers and makes compensation decisions with respect to the Company's executive officers, given the overall successes of the individual executives and the organization as a whole.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The executive compensation program is designed to closely align executive compensation with corporate and individual performance and the total return to shareowners. The Company has developed an overall compensation philosophy that is built on a foundation of guiding principles:

     - Competitive Positioning: To attract and retain the executive talent required to achieve the Company's goals through a market competitive total remuneration package.

     - Performance Orientation: Executive compensation has a strong individual performance-based link, and is designed to promote an alignment of interests between shareowners and senior executives.

     - Equity: Our compensation programs are fair and equitable, and create no advantage for any one individual or group on the basis of age, service, or other non-performance related criteria.

     - Ownership and Responsibility: The Company has designed a compensation program that recognizes individual contributions as well as linking executive and shareowner interests through compensation programs that are based on common measures of financial success.

MARKET COMPENSATION REVIEW

     In 2001 the Committee conducted a comprehensive review of the executive compensation program to ensure that pay opportunities are competitive with the current market, and that there is an appropriate link between company and individual performance, the Company's stated compensation philosophy, and actual executive compensation. This process included consultation with an independent compensation and benefits consulting firm throughout the year on such issues as base salaries, incentive awards, and overall compensation and benefits philosophy. The Committee reviews executive compensation against peer groups of companies with which the Company competes for talent. Competitive executive compensation data was gathered from a custom peer group of 33 companies reflecting a cross section of aerospace, automobile, and other transportation companies.

     The Committee believes that the market in which the Company competes for talent is growing in breadth and scope. Therefore, we feel it is relevant to include in our compensation review not only some of those companies that make up the Standard and Poor's Heavy Duty Truck & Parts Index, which appears in the Performance Graph in this Proxy Statement, but also those organizations that we view as a relevant source for executive talent.

     The Company has established and communicated to executives a policy of targeting base salaries at the 50th percentile of the competitive market. Our incentive compensation is targeted to reward executives with total compensation at the 50th percentile of the market for target corporate performance, and at the 75th percentile for distinguished corporate performance. This philosophy was adhered to in setting base salaries.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of The Internal Revenue Code of 1986 provides that a public company generally may not deduct the amount of annual compensation paid to certain executive officers that is more than $1 million. The provision does not apply to certain performance-based compensation that meets the requirements contained in IRS regulations. Performance based compensation can include income from stock options, restricted stock, and certain formula driven compensation that meets the IRS requirements. The Committee has considered the effect of this Internal Revenue Code limitation, and has concluded that the limitation will not have any significant effect on the Company's income tax liability.

ELEMENTS OF EXECUTIVE COMPENSATION

     The elements of the Company's executive compensation program include base salary, an annual incentive program, and long-term incentives. Although each decision relative to these compensation programs has to be undertaken separately, the Committee considers the total compensation and benefits package (including salary, incentives, stock options, pension benefits, supplemental retirement benefits, insurance and other benefits) when making any compensation decision. Also, in considering the individual performance of the executives named in this Proxy Statement, the Committee takes into consideration the opinions and recommendations of Mr. Horne, the Chief Executive Officer, for positions other than his own.

BASE SALARY

     Base salaries for executive officers are determined initially by evaluating and comparing the responsibilities of their positions and experiences and by reference to the competitive marketplace for executive talent. Salary adjustments are determined by evaluating the performance of the Company and of each executive. In addition, the market is surveyed to determine average year over year industry changes in executive pay.

     Based on the competitive survey conducted by the outside consultants and a subjective review of individual performance, the Committee increased base pay of the executives named in the Summary Compensation Table by an average of 10.5% in 2001. These increases in base pay resulted in the group of executive officers being paid, on average, at the median of the competitive market.

ANNUAL INCENTIVE

     A substantial portion of the Company's executive compensation package is contingent upon the Company's attaining financial and non-financial performance goals established by the Committee prior to the beginning of each fiscal year. Approximately 500 participants are eligible for annual incentive payments. The target annual incentive varies by organization level, from 25% of base salary for senior managers to 110% of base salary for the Chief Executive Officer. In 1997, the Committee established a performance goal based on the Company's return on equity.

LONG-TERM INCENTIVES

     In recent years, the Company has delivered long-term incentive compensation entirely in annual stock option grants to all executives. Option grants are made to executives at the fair market value price on the date of grant and expire on the 10th anniversary of the grant. In 2001, one-third of the options granted become exercisable on each of the first, second and third anniversaries of the grant.

     When determining the size of the option grants made to executives, the Committee again considered the results of a competitive compensation survey conducted by an outside consulting firm.

     The Company feels strongly that it is important to encourage senior executives to hold significant amounts of Navistar stock, thereby tying their long-term economic interest directly to that of the shareowners. To achieve this goal, the Company has implemented stock ownership guidelines for those executives. The Company's stock ownership targets apply to approximately 36 executives, the majority of whom hold the title of staff vice president and above. Executives are expected to attain their respective ownership level within five years. These executives have ownership requirements that range from 75% to 300% as a percent of base salary. Currently, the average number of shares owned by these executives exceeds the required number of shares.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Horne's 2000 base salary was below the median base salary for comparable positions, according to the compensation survey conducted that same year. As a result of this below market competitive pay level and due to his achievement of aggressive non-financial performance goals, his 2001 salary was increased by $100,000 to $1,100,000, which, according to the compensation survey, was within competitive levels at 5% below the 50th percentile of the Company's competitive market.

     Mr. Horne's 2001 annual cash incentive payment would have been awarded on the achievement of a very challenging return on equity goal for the Company established by the Committee, as well as the achievement of various non-financial goals of each business unit. These non-financial goals include, but are not limited to, leadership development, strategies/growth and product development. Because these aggressive financial goals were not met, Mr. Horne did not receive an annual incentive payment again for 2001.

     In fiscal year 2001, Mr. Horne was also granted an option to purchase 223,200 shares of Common Stock. This award is both competitive and commensurate with market practice given the recent Company and individual performance.

     It is the Committee's view that the Company's executive compensation programs and awards provide a significant link between individual and corporate performance and compensation paid. We also believe that the programs are appropriate in the current competitive market and in the shareowners' interests.

                                          Committee on Compensation and
                                          Governance

                                          Jerry E. Dempsey, Chairperson
                                          William F. Andrews
                                          Y. Marc Belton
                                          John D. Correnti
                                          Michael N. Hammes
                                          Southwood J. Morcott
                                          William F. Patient

PERFORMANCE GRAPH

     This graph shows the yearly percentage change in the Company's cumulative total shareowner return on Navistar's Common Stock during the last five fiscal years ended October 31, 2001. The graph also shows the cumulative total returns of the S&P 500 Index and the S&P Truck and Parts Index.

     The comparison assumes $100 was invested on October 31, 1996 in Navistar Common Stock and in each of the indices shown and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       NAVISTAR COMMON STOCK, S&P 500 INDEX AND S&P TRUCKS & PARTS INDEX
                         FISCAL YEAR ENDING OCTOBER 31

                              [PERFORMANCE GRAPH]

                                   1996          1997         1998         1999         2000         2001
      -------------------------------------------------------------------------------------------------------
       Navistar                   100.0         247.3        222.7        448.0        352.7        320.0
       S&P 500                    100.0         129.7        155.8        193.2        202.7        150.2
       S&P Trucks & Parts         100.0         169.6        140.5        193.8        156.6        169.3

[PERFORMANCE GRAPH]

EXECUTIVE COMPENSATION TABLES

     This table provides compensation information for the fiscal years 1999, 2000 and 2001 for the Company's Chief Executive Officer and the four next most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                          COMPENSATION AWARDS
                                                                          -------------------
                                                                        RESTRICTED    SECURITIES
                                             ANNUAL COMPENSATION          STOCK       UNDERLYING     ALL OTHER
                                          --------------------------      AWARDS       OPTIONS/     COMPENSATION
 NAME AND PRINCIPAL POSITION      YEAR    SALARY ($)    BONUS ($)(1)    ($)(2)(3)      SARS (#)        ($)(4)
 ---------------------------      ----    ----------    ------------    ----------    ----------    ------------
John R. Horne.................    2001    1,083,333                0           0        223,200        32,175
Chairman, President and           2000      975,000                0           0        342,636(5)     24,492
Chief Executive Officer           1999      833,333        1,700,000           0        142,000        19,500
Robert C. Lannert.............    2001      475,000                0           0         75,100        10,341
Executive Vice President          2000      450,000                0           0         62,800         7,182
and Chief Financial Officer       1999      450,000          488,750           0         48,000         7,966
Daniel C. Ustian..............    2001      466,667                0           0         56,500         4,540
President, Engine                 2000      412,500                0           0         72,754         3,307
and Foundry Group                 1999      333,333          600,000           0         32,000         2,847
J. Steven Keate...............    2001      421,667                0           0         56,500         3,331
President, Truck Group            2000      375,000                0      13,921         44,100         2,163
                                  1999      282,500          300,000      10,064         53,000         1,432
Robert A. Boardman............    2001      353,333                0           0         39,000         4,428
Senior Vice President and         2000      316,667                0           0         25,200         3,112
General Counsel                   1999      293,333          297,500           0         21,000         3,038

---------------
(1) The amounts shown include the dollar value of bonuses earned in fiscal year 1999 but deferred into deferred share units under the Company's Stock Ownership Program at the election of the named executive officer.

(2) The amounts shown include the dollar value of premium share units representing shares of Common Stock awarded in fiscal years 1999 and 2000 to Mr. Keate under the Company's Stock Ownership Program based on (a) the attainment of certain stock ownership thresholds by Mr. Keate and/or (b) the election by Mr. Keate to defer a portion of his future cash bonus into deferred share units.

(3) The number and value of the aggregate premium share units ("PSUs") on October 31, 2001 for each of the persons named above is as follows: Mr. Horne 167,179 PSUs with an aggregate value of $5,015,370; Mr. Lannert 16,250 PSUs with an aggregate value of $487,500; Mr. Ustian 25,126 PSUs with an aggregate value of $753,780; Mr. Keate 5,931 PSUs with an aggregate value of $177,930; and Mr. Boardman 6,377 PSUs with an aggregate value of $191,310. The PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Holders of PSUs receive dividends at the same time and at the same rate as other Common Stock owners.

(4) The amounts shown represent life insurance premiums paid by the Company for the persons named in the Summary Compensation Table.

(5) Includes 175,036 restoration options received by Mr. Horne to purchase a number of shares equal to the number of previously owned shares of Navistar Common Stock surrendered in payment of the exercise price of options.

     This table sets forth certain information regarding options granted during fiscal year 2001 under the Company's Performance Incentive Plan to the individuals named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN FISCAL YEAR 2001

                                                           INDIVIDUAL GRANTS
                                      -----------------------------------------------------------
                                       NUMBER OF       % OF TOTAL
                                       SECURITIES     OPTIONS/SARS
                                       UNDERLYING      GRANTED TO       EXERCISE                      GRANT DATE
                                      OPTIONS/SARS    EMPLOYEES IN    OR BASE PRICE    EXPIRATION      PRESENT
               NAME                   GRANTED (#)     FISCAL YEAR       ($/SH)(3)         DATE       VALUE ($)(4)
               ----                   ------------    ------------    -------------    ----------    ------------
John R. Horne.....................       4,713(1)          .37            21.22         12-12-10         36,667
                                       218,487(2)        16.94            21.22         12-13-10      1,699,829
Robert C. Lannert.................       4,713(1)          .37            21.22         12-12-10         36,667
                                        70,387(2)         5.46            21.22         12-13-10        547,611
Daniel C. Ustian..................       4,713(1)          .37            21.22         12-12-10         36,667
                                        51,787(2)         4.02            21.22         12-13-10        402,903
J. Steven Keate...................       4,713(1)          .37            21.22         12-12-10         36,667
                                        51,787(2)         4.02            21.22         12-13-10        402,903
Robert A. Boardman................       4,713(1)          .37            21.22         12-12-10         36,667
                                        34,287(2)         2.66            21.22         12-13-10        266,753

---------------
(1) Incentive Stock Options

(2) Non-Qualified Options

(3) All options become exercisable under the following schedule: one-third on the first anniversary of the grant, one-third on the second anniversary, and one-third on the third anniversary. In the event an optionee exercises a non-qualified option with already-owned shares, he or she may be eligible to receive restoration options. Restoration options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of the Common Stock on the date the restoration option is granted and become exercisable in full six months after they are granted or, if sooner, one month before the end of the remaining term of the options they replace.

(4) The Black-Scholes model was used to calculate the grant date present value of the options granted. The following assumptions were used to estimate the value of options: a 4.0 year expected life of the options; a dividend yield of 0%; expected volatility for Navistar Common Stock of 39.1%; and a risk-free rate of return of 5.4%. The actual value, if any, the named executive officers may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

     This table sets forth certain information regarding exercises of options during fiscal year 2001, and total options held at year end by the individuals named in the Summary Compensation Table.

            AGGREGATED OPTION/SAR EXERCISES DURING FISCAL YEAR 2001
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                        SECURITIES              VALUE OF
                                                                        UNDERLYING             UNEXERCISED
                                                                       UNEXERCISED               IN-THE-
                                                                       OPTIONS/SARS               MONEY
                                                                     2001 FISCAL YEAR         OPTIONS/SARS
                                                                         END (#)         2001 FISCAL YEAR END($)
                                        SHARES                       ----------------    -----------------------
                                     ACQUIRED ON        VALUE          EXERCISABLE/           EXERCISABLE/
                                     EXERCISE (#)    REALIZED ($)     UNEXERCISABLE           UNEXERCISABLE
                                     ------------    ------------    ----------------    -----------------------
John R. Horne....................         0               0          405,057/326,396         562,474/2,215,810
Robert C. Lannert................         0               0          278,373/112,034        3,124,094/ 745,876
Daniel C. Ustian.................         0               0           90,561/ 81,866          160,798/ 555,180
J. Steven Keate..................         0               0           79,998/ 88,866          227,380/ 539,233
Robert A. Boardman...............         0               0           66,500/ 54,400          275,426/ 381,645

TERMINATION ARRANGEMENTS

     To assure stability and continuity of management, the Company has entered into executive termination agreements with each of its executive officers. The agreements provide that if the officer's employment is terminated by the Company for any reason other than for cause, as defined in the agreement, the officer will receive a lump sum payment varying in amounts from 200% of his or her annual base salary plus annual target bonus (for the Chief Executive Officer) to 150% of his or her annual base salary plus annual target bonus (for the other executive officers). However, if the officer's employment is terminated by the Company within 3 years after a "change in control" or prior thereto in anticipation of a change in control, the officer will receive a lump sum payment equal to the greater of: (i) three times the officer's current annual base salary plus annual target bonus; and (ii) 295% of the officer's average annual compensation during the previous five years. The agreements' definition of a "change in control" includes the acquisition by any person or group of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities. Each agreement expires June 30, 2002 and is then renewed automatically for successive one-year periods unless the Board, six months prior to the renewal date, elects not to renew it.

RETIREMENT PLANS

     The International Truck and Engine Corporation Retirement Plan for Salaried Employees ("RPSE"), which covers substantially all of the salaried employees of the Company first hired before January 1, 1996, provides annual retirement benefits based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary out of the ten years immediately preceding retirement, reduced by a portion of the social security benefits to which it is estimated the participant will be entitled. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date. Maximum benefits which may be provided to an employee under the RPSE are subject to the annual pension limitation ($160,000 in 2002, indexed for inflation) imposed for qualified plans under The Employee Retirement Income Security Act ("ERISA"). In addition, these benefits are subject to a requirement that annual compensation in excess of an annual limit ($200,000 in 2002, indexed for inflation) is not taken into account. Employees who are first hired on or after January 1, 1996 are not eligible to participate in the RPSE.

     With respect to eligible upper level employees who retire at or after age 55 with at least 10 years of credited service, the Company also has a Managerial Retirement Objective ("MRO") Plan. The MRO

Plan currently provides a retirement benefit objective based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary plus certain amounts of short-term incentive compensation out of the ten years immediately preceding retirement. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date. If the annual retirement benefits of any eligible employee from all sources from both the Company contributions and employee contributions (including benefits under the RPSE and a portion of the social security benefits to which it is estimated the individual will be entitled, but not including the International Truck and Engine Corporation 401(k) Retirement Savings Plan or any individual deferred compensation agreements) do not equal the retirement benefit objective under the MRO Plan, the Company will pay the difference to the employee. Employees who are first hired on or after January 1, 1996 are not eligible to participate in the MRO Plan.

     A substantial portion of the salaried employees of the Company, who are first hired on or after January 1, 1996, are covered by the International Truck and Engine Corporation Retirement Accumulation Plan ("RAP"), or by a comparable plan of a subsidiary company. The RAP is a defined contribution plan that provides for an annual contribution to be allocated to each participant's retirement account based on an age-weighted percentage of the participant's eligible compensation for the calendar year. The RAP also contains a 401(k) feature and provides for a company match, currently 50% of the first 6% of pretax salary reduction contributions made on behalf of the participant.

     The Company also has a Supplemental Executive Retirement Plan ("SERP"). The SERP covers certain executive officers who have attained age 55, and provides annual retirement income objectives to such executive officers who have at least five years of credited service, based upon age, credited service and "final average earnings" (as defined above for purposes of the MRO Plan). SERP objectives range from 30% to 50% of "final average earnings", and are reduced by benefits, if any, under the RPSE and the MRO Plan, by the actuarial equivalent of the executive's retirement account (but not the 401(k) or Company match accounts) under the RAP, by 50% of the participant's social security benefit and by retirement benefits from prior employers. It is estimated that the annual benefits payable under the SERP upon normal retirement (at age 65) to Mr. Keate, would be approximately 4% of his individual "final average earnings" and to Mr. Boardman, would be approximately 11% of his individual "final average earnings." It is estimated that Messrs. Horne, Lannert and Ustian would derive no benefit from the SERP. Payments under the SERP in fiscal 2001 were $288,524.

     In the event of a termination of employment by the Company following a "change in control," certain benefits under the MRO Plan and the SERP will become contractual rights and not subject to change without the consent of those affected employees who have accrued at least five years of credited service as of the date of such termination.

                              PENSION PLAN TABLES

                 ESTIMATED ANNUAL RETIREMENT BENEFIT OBJECTIVE
                        UPON NORMAL RETIREMENT AT AGE 65
           (ASSUMING ALL SERVICE IS EARNED PRIOR TO JANUARY 1, 1989)

    FINAL
   AVERAGE                            YEARS OF SERVICE
    ANNUAL     ---------------------------------------------------------------
   EARNINGS        15           20           25           30       35 AND OVER
   --------    ----------   ----------   ----------   ----------   -----------
  $  200,000   $   72,000   $   96,000   $  120,000   $  120,000   $  120,000
     300,000      108,000      144,000      180,000      180,000      180,000
     400,000      144,000      192,000      240,000      240,000      240,000
     500,000      180,000      240,000      300,000      300,000      300,000
     600,000      216,000      288,000      360,000      360,000      360,000
     700,000      252,000      336,000      420,000      420,000      420,000
     800,000      288,000      384,000      480,000      480,000      480,000
     900,000      324,000      432,000      540,000      540,000      540,000
   1,000,000      360,000      480,000      600,000      600,000      600,000
   1,500,000      540,000      720,000      900,000      900,000      900,000
   2,000,000      720,000      960,000    1,200,000    1,200,000    1,200,000
   2,500,000      900,000    1,200,000    1,500,000    1,500,000    1,500,000
   3,000,000    1,080,000    1,440,000    1,800,000    1,800,000    1,800,000

                 ESTIMATED ANNUAL RETIREMENT BENEFIT OBJECTIVE
                        UPON NORMAL RETIREMENT AT AGE 65
            (ASSUMING ALL SERVICE IS EARNED AFTER DECEMBER 31, 1988)

    FINAL
   AVERAGE                           YEARS OF SERVICE
    ANNUAL     -------------------------------------------------------------
   EARNINGS       15          20           25           30       35 AND OVER
   --------    --------   ----------   ----------   ----------   -----------
  $  200,000   $ 51,000   $   68,000   $   85,000   $  102,000   $  120,000
     300,000     76,500      102,000      127,500      153,000      180,000
     400,000    102,000      136,000      170,000      204,000      240,000
     500,000    127,500      170,000      212,500      255,000      300,000
     600,000    153,000      204,000      255,000      306,000      360,000
     700,000    178,500      238,000      297,500      357,000      420,000
     800,000    204,000      272,000      340,000      408,000      480,000
     900,000    229,500      306,000      382,500      459,000      540,000
   1,000,000    255,000      340,000      425,000      510,000      600,000
   1,500,000    382,500      510,000      637,500      765,000      900,000
   2,000,000    510,000      680,000      850,000    1,020,000    1,200,000
   2,500,000    637,500      850,000    1,062,500    1,275,000    1,500,000
   3,000,000    765,000    1,020,000    1,275,000    1,530,000    1,800,000

     The number of years of credited service as of October 31, 2001 for Mr. Horne is 35.3; Mr. Lannert is 38.6; Mr. Keate is 7.0; Mr. Ustian is 28.7; and Mr. Boardman is 12.0.

CERTAIN RELATED TRANSACTIONS

     The Company established the Navistar International Corporation Stock Ownership Program in 1997 to more closely align the interests of shareowners and the Company's senior management. Under the Program all executive officers and certain senior managers of the Company are required to purchase and hold a specified amount of Navistar's Common Stock equal to a multiple of his or her annual base salary. During 1999, 2000 and 2001 certain executive officers received full-recourse loans for the purchase price of the Common Stock they purchased from the Company. The loans accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code) on the purchase date for loans of stated maturity, compounded annually. The loans are unsecured. In April 2001, the program was amended to extend the term of the loan from five years to nine years and to allow participants to refinance any outstanding loans at the applicable federal rate on the refinance date. Accordingly, on May 31, 2001, all the executive officer loans outstanding under the program were refinanced for a nine-year term.

     Principal and interest is due at maturity in a balloon payment. The payment of the loan will be accelerated if a participant's employment is terminated for cause or for certain other reasons prior to or following a change of control. In the event of retirement, there is no loan acceleration. The loan may be prepaid at any time at the participant's option.

     The following executive officers of the Company have outstanding loans under the Program. The table indicates the largest amount of the indebtedness outstanding during fiscal year 2001, the interest rate charged, and the aggregate outstanding balance as of December 31, 2001:

                                                  MAXIMUM                 AGGREGATE
                                               INDEBTEDNESS              OUTSTANDING           INTEREST
                                                  DURING                BALANCE AS OF            RATE
                 NAME                       FISCAL YEAR 2001($)      DECEMBER 31, 2001($)        (%)
                 ----                       -------------------      --------------------      --------
Robert A. Boardman....................             403,980                  407,137              4.77
John R. Horne.........................           1,454,764                1,466,134              4.77
Thomas M. Hough.......................             112,407                  113,286              4.77
David J. Johanneson...................             368,212                  170,766              4.77
J. Steven Keate.......................             107,358                  108,197              4.77
Robert C. Lannert.....................           1,321,970                1,332,302              4.77
Mark T. Schwetschenau.................             148,986                  150,150              4.77
Daniel C. Ustian......................             280,746                  282,940              4.77
Dennis W. Webb........................             175,379                  176,750              4.77
Brian B. Whalen.......................             262,552                  264,604              4.77

                               OTHER INFORMATION

ANNUAL REPORT

     A copy of our Annual Report, which includes our Consolidated Financial Statements for the three years ended October 31, 2001, is being mailed to all shareowners of record as of January 4, 2002 together with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting materials.

HOUSEHOLDING INFORMATION

     Some banks, brokers and other record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that you and other holders of the Company's Common Stock in your household may not receive separate copies of our Proxy Statement or Annual Report. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Navistar International Corporation, 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555, (630) 753-2143.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of holdings and transfers of Navistar stock with the U.S. Securities and Exchange Commission and the New York Stock Exchange and to provide copies of those reports to the Company. Based solely on our review of copies of those reports received by the Company or written representations that all such reports were timely filed, we believe that in 2001 our directors, executive officers and greater than ten beneficial percent shareowners made all required filings on time.

INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board has reappointed the firm of Deloitte & Touche LLP, Two Prudential Plaza, 180 N. Stetson Avenue, Chicago, Illinois 60601, to examine the financial statements of the Company for the current fiscal year ending October 31, 2002. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will also be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates ("Deloitte") for professional services rendered for the audit of the Company's consolidated financial statements for the fiscal year ended October 31, 2001, including foreign and other statutory audit requirements, employee benefit plan audits, and for reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $1.5 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not incur any fees to Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended October 31, 2000.

ALL OTHER FEES

     The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended October 31, 2001 were $4.1 million.

     In making its recommendation to appoint Deloitte as the Company's independent public accountants for the fiscal year ending October 31, 2002, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining that firm's independence.

PROXY SOLICITATION

     The cost of this proxy solicitation will be borne by the Company. Corporate Investor Communications, Inc. ("CIC"), 111 Commerce Road, Carlstadt, New Jersey 07072-2586, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $10,500 plus expenses. Directors, officers and employees of the Company at no additional cost may also solicit proxies. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

SHAREOWNER PROPOSALS FOR THE 2003 ANNUAL MEETING

     Under the rules of the U.S Securities and Exchange Commission, proposals of shareowners intended to be presented at the Company's 2003 Annual Meeting must be received by the Company's Secretary no later than the close of business on September 19, 2002 for the proposal to be considered for inclusion in our proxy material for that meeting. To otherwise bring a proposal before the Company's 2003 Annual Meeting, you must comply with our By-Laws. One of the procedural requirements of our By-Laws, as now in effect, is that you must notify the Company's Secretary in writing not later than 120 days nor earlier than the 180 days in advance of the meeting of your intent to present a proposal. The address of the Company's Secretary is 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555. A copy of our By-Laws may be obtained from the Company's Secretary by written request to the same address.
                                          By Order of the Board of Directors,

                                          /s/ Robert J. Perna
                                          Robert J. Perna
                                          Secretary
                                          January 17, 2002

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Please mark
                                                                                                               your votes as
                                                                                                               indicated in   [X]
                                                                                                               this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED.

                                  FOR
                              all nominees            WITHHOLD
                               listed to the          AUTHORITY
                               left (except        to vote for all
                              as marked to            nominees
                              the contrary)       listed to the left

Election of Directors -
  01 John D. Correnti              [ ]                   [ ]                              MARK HERE TO HAVE YOUR             [ ]
  02 Allen J. Krowe                                                                       VOTE REMAIN CONFIDENTIAL.
  03 William F. Patient
                                                                           By checking the box to the right, I consent to    [ ]
WITHHELD FOR:  (write the nominee's name in the space provided below)      future delivery of annual reports, proxy
                                                                           statements, prospectuses and other materials
---------------------------------------------------------------------      and shareholder communications electronically
                                                                           via the Internet at a webpage which will be
                                                                           disclosed to me. I understand that the Company
                                                                           may no longer distribute printed materials to
                                                                           me from any future shareholder meeting until
                                                                           such consent is revoked. I understand that I
                                                                           may revoke my consent at any time by
                                                                           contacting the Company's transfer agent,
                                                                           Mellon Investor Services LLC, Ridgefield Park,
                                                                           NJ and that costs normally associated with
                                                                           electronic delivery, such as usage and
                                                                           telephone charges as well as any costs I may
                                                                           incur in printing documents, will be my
                                                                           responsibility.



SIGNATURE                                                SIGNATURE                                            DATE
         -----------------------------------------------           -------------------------------------------     -----------------
NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please sign your full title.
-----------------------------------------------------------------------------------------------------------------------------------

                           /\ FOLD AND DETACH HERE /\

                                VOTE BY TELEPHONE
                        QUICK ***** EASY ***** IMMEDIATE

           YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:

  1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch-tone telephone
                       24 hours per day, 7 days per week.
    There is NO CHARGE to you for this call. - Have your proxy card in hand. You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES
               LISTED. To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
                    WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

               If you wish to indicate Confidential Voting or your consent to future delivery of annual reports, proxy statements, and other materials and shareholder communications electronically, please follow the recorded directions.

    WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING
              If you vote by telephone, DO NOT mail back your proxy
                                       OR
  2. TO VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

--------------------------------------------------------------------------------

                                      PROXY

                       NAVISTAR INTERNATIONAL CORPORATION
              PROXY FOR ANNUAL MEETING TO BE HELD FEBRUARY 19, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     THE UNDERSIGNED HEREBY APPOINTS JOHN R. HORNE, ROBERT C. LANNERT, AND ROBERT A. BOARDMAN, AND EACH OF THEM, PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL STOCK OF THE UNDERSIGNED, AT THE ANNUAL MEETING OF NAVISTAR INTERNATIONAL CORPORATION TO BE HELD FEBRUARY 19, 2002, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, ON ANY BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IN THEIR DISCRETION, THE PROXIES ARE HEREBY AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES.
                                                ---

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

Dear Shareowner:

     On the reverse side of this card are instructions on how to vote for each proposal by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient and it also saves the Company money.

     We also ask that you provide your consent to access future Annual Reports and Proxy Statements electronically via the Internet by checking the box on the reverse side. If you do so the Company can save money by reducing the number of Annual Reports and Proxy Statements it must print to mail.

     Thank you for your attention to these matters.

              Registered shareholders may view their shareholdings
                   through the Transfer Agent, Mellon Investor
                                Services' website

            You can view and transact the following information via a
                    Secured Internet site at your convenience

                    (**)Your account profile information(**)
                         (**)Your certificate detail(**)
                           (**)Change your address(**)

                           www.melloninvestor.com/isd
                           --------------------------
                             INVESTOR SERVICEDIRECT
                   AVAILABLE 24 HOURS PER DAY, 7 DAYS PER WEEK
                                       OR
                       Contact Mellon Investor Services at
                                 1-888-884-9359

SM-1T




--------------------------------------------------------------------------------